Exhibit 10.2

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is entered into as of December 15, 2017 by and between MB FINANCIAL BANK, N.A. (“Lender”) and CG GROWTH, LLC, a Wisconsin limited liability company (“Borrower”).

RECITAL:

Borrower desires to obtain and Lender is willing to provide Borrower, subject to the terms and conditions set forth in this Agreement, a construction loan in the stated principal amount of Twenty-Five Million Six Hundred Forty-Six Thousand and 00/100 Dollars ($25,646,000.00) (the “Construction Loan”) to finance the construction of a 137,000 square foot research/diagnostic lab/office building in Madison, Wisconsin as legally described on the attached Exhibit A (the “Property”).

AGREEMENT:

NOW THEREFORE, in consideration of the approval and granting of the loans by Lender to Borrower pursuant to this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and Lender agree as follows:

1.                                      DEFINITIONS.  In this Agreement:

(a)                                 “Assignment of Leases” means that certain Assignment of Rents and Leases dated as of the date hereof executed by Borrower in favor of Lender.

(b)                                 “Assignment of Contracts” means the Assignment of Contracts, Permits, Plans and Specifications dated as of the date hereof executed by Borrower in favor of Lender.

(c)                                  “Borrower’s Deposit” means to the extent the costs of Construction (as defined below) exceed the principal sum of the Construction Note, Borrower shall deposit with Lender a sum equal to the difference.

(d)                                 “Borrower’s Equity Contribution” means Eighteen Million Nine Hundred Twenty-Eight Thousand Six Hundred Ninety-One and 00/100 Dollars consisting of:  (A) cash in the amount of Sixteen Million Four Hundred Twenty-Eight Thousand Six Hundred Ninety-One and 00/100 Dollars ($16,428,691.00), and (B) tax increment financing from the City of Madison in the amount of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) (the “TIF Funds”).  Lender acknowledges that the TIF Funds will not be available until after disbursement of certain of the proceeds of the Construction Loan.

(e)                                  “Borrower’s Loan Account” means the account established under Section 3 of this Agreement.

(f)                                   “Completion Date” means July 1, 2019.

(g)                                  “Construction” includes, without limitation, the design, planning, excavation, installation and completion of improvements to the Property and the purchase of all labor and materials related thereto, as set forth in the Plans and Specifications and the Project Budget.

(h)                                 “Construction Note” means the Note dated December 15, 2017 executed by Borrower in favor of Lender in the original principal amount of Twenty-Five Million Six Hundred Forty-Six Thousand and 00/100 Dollars ($25,646,000.00).

(i)                                     “Disbursing Agreement” means a Disbursing Agreement executed by Borrower, Lender and First American Title Insurance Company or its authorized agent in the form attached as Exhibit B.

(j)                                    “Draw Request” means a draw request made under the Disbursing Agreement.

(k)                                 “EBITDA” means, as to any Person and for any period as to which such amount is being determined, the sum of (a) net income, (b) interest expense, (c) payment or provision for all applicable income taxes (d) depreciation and amortization expense and (e) non-cash stock based compensation, all as determined without duplication for the Person and its consolidated subsidiaries.

(l)                                     “Environmental Indemnity Agreement” means the Environmental Indemnity Agreement dated as of the date of this Agreement executed by Borrower and Guarantor in favor of Lender.

(m)                             “ESC” means Exact Sciences Corporation, a Delaware corporation.

(n)                                 “ESC Loan Agreement” means that certain Loan Agreement dated as of the date hereof among ESC, Exact Sciences Laboratories, LLC, a Delaware limited liability company, and Lender, as the same may be amended, revised, supplemented or restated from time to time.

(o)                                 “Event of Default” shall have the meaning set forth in Section 9 hereof.

(p)                                 “Guarantor” means, until such time as the Lease is executed and delivered to Lender and the Project is completed, Exact Sciences Corporation, a Delaware corporation.

(q)                                 “Guaranty” means, collectively, the Guaranty Agreement dated as of the date of this Agreement executed by the Guarantor in favor of Lender securing the obligations of Borrower to Lender under the Loan Documents and any other agreement from the Guarantor to Lender pursuant to which such Person guarantees the payment or performance of the Construction Loan.

(r)                                    “Hedging Agreement” (and, collectively, “Hedging Agreements”) shall mean (i) any transaction now existing or hereafter entered into between Borrower and Lender which is a rate swap, basis swap, commodity swap, equity or equity index swap, foreign exchange transaction, currency or cross-currency rate swap, or any similar transaction or any combination thereof (including any option, cap, collar, floor or forward with respect to any of the foregoing), whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures, and any other agreement or arrangement designed to protect against fluctuations in interest rates, currency exchange rates or commodity prices, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing, and (iii) any agreement, confirmation or other document with respect thereto, and (iv) all debts, obligations and liabilities of Borrower to Lender with respect to any of the foregoing.  In addition, notwithstanding anything to the contrary herein, obligations under Hedging Agreements shall only be accelerated or terminated in accordance with the respective Hedging Agreement.

(s)                                   “Interest Reserve” means an interest reserve established by Borrower, out of the Loan Proceeds, in the amount of Seven Hundred Forty Thousand Eight Hundred Fifty and 00/100 Dollars ($740,850.00).

(t)                                    “Lease” means that certain Lease Agreement dated as of the date of this Agreement between CG Growth, as landlord, and ESC, as tenant, with respect to the real estate commonly known as 650 Forward Drive, Madison, Wisconsin, together with an approximately 137,000 square foot building and all other improvements located thereon.

(u)                                 “Letter of Credit Documents” means, collectively, those certain documents which govern that certain Irrevocable Standby Letter of Credit in the amount of Six Hundred Forty-Six Thousand and 00/100 Dollars ($646,000.00) dated November 8, 2017 (No. 10012401236) issued by Lender (on behalf of Borrower) in favor of the City of Madison, Wisconsin (the “Letter of Credit”), including, that certain Continuing Agreement for Standby Letter of Credit between Borrower and Lender dated November 8, 2017.

(v)                                 “Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or charge of any kind including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction (or other similar recording or notice statute, and any lease in the nature thereof), except a filing for precautionary purposes made with respect to a true lease or other true bailment.

(w)                               “Loan Documents” means collectively the Note, Mortgage, Hedging Agreements, Letter of Credit Documents, this Agreement, the Guaranty, the Assignment of Leases and Rents and the Assignment of Contracts.

(x)                                 “Loan Proceeds” means proceeds of the Construction Loan, and does not include funds disbursed from Borrower’s Deposit.

(y)                                 “Maturity Date” means, December 10, 2022, unless sooner terminated or extended as provided in this Agreement and the applicable Note.

(z)                                  “Mortgage” means the Construction Mortgage, Security Agreement and Fixture Financing Statement on the Property, executed by Borrower, as mortgagor, in favor of Lender and securing repayment of the Construction Note.

(aa)                          “Note” means the Construction Note.

(bb)                          “Permitted Liens” means:

(1)                                 The Mortgage and other liens securing the Notes;

(2)                                 A lien of general taxes which are not yet due or payable;

(3)                                 Such liens and encumbrances contained on the title insurance policy accepted by the Lender;

(4)                                 Liens on the property of Borrower securing (a) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases and statutory obligations, (b) contingent obligations on surety, performance and appeal bonds, and (c) other non-delinquent obligations of a like nature; in each case incurred in the ordinary course of business and treating as non-delinquent any delinquency which is being contested in good faith and by appropriate action, which action has the effect of preventing the forfeiture or sale of the property subject thereto;

(5)                                 Liens arising in the ordinary course of business (such as Liens of carriers, warehouseman, landlords, materialmen, repairmen and mechanics and other similar liens imposed by law) which secure payment of obligations not more than ninety (90) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside;

(6)                                 Purchase money Liens on any equipment or fixture acquired after the date hereof to be used by the Borrower in the normal course of its business, and created or incurred simultaneously with the acquisition of such equipment or fixture, if such Lien is limited to the property so acquired and the indebtedness secured by Lien does not exceed the purchase price of such property and any ancillary costs associated therewith;

(7)                                 The mortgage in favor of the City of Madison to secure the Borrower’s obligations under the TIF Documents;

(8)                                 Such other liens or encumbrances arising after the date hereof that are approved by Lender in writing; and

(9)                                 Any easements, restrictions, minor title irregularities and/or  encumbrances, other than liens or encumbrances securing monetary obligations of any kind and/or any other material obligations, including, without limitation, maintenance obligations, which Borrower may enter into subsequent to the date hereof in the ordinary course of developing the Project, e.g. utility easements and which have no material adverse effect as a practical matter upon the ownership or use of the Property by the Borrower or ESC.

(cc)                         “Person” means any natural person, corporation, limited liability company, joint venture, limited liability partnership, partnership, association, trust or other entity or any governmental authority.

(dd)                          “Plans and Specifications” means the plans and specifications previously delivered to Lender and approved by Lender in connection with the Construction, including such changes as may provided to and approved by Lender.

(ee)                            “Project” means the Property, the existing improvements, and the improvements to be constructed or acquired pursuant to the Plans and Specifications and Project Budget.

(ff)                              “Project Budget” means the budget for Construction of the Project submitted by Borrower and approved by Lender as set forth in the attached Exhibit C, as amended from time to time, with the approval of Lender in accordance with this Agreement.

(gg)                         “Tangible Net Worth” means, as to any Person, as of any determination date, the total of all assets which would appear on the consolidated balance sheet of such Person and its subsidiaries, less the sum of the following:

(i)                                     the book amount of all such assets which would be treated as intangibles, including all such items as goodwill, trademarks, trademark rights, trade names, trade name rights, brands, copyrights, patents, patent rights, licenses, deferred charges and unamortized debt discount and expense;

(ii)                                  any write-up in the book value of any such assets resulting from a revaluation thereof subsequent to the date of the most recent financial statements delivered to Lender;

(iii)                               all reserves, including reserves for depreciation, obsolescence, depletion, insurance and inventory valuation, but excluding contingency reserves not allocated for any particular purpose and not deducted from assets;

(iv)                              the amount, if any, at which any Equity Interests of the Person or any of its subsidiaries appear on the asset side of such consolidated balance sheet;

(v)                                 the Total Liabilities of the Person; and

(vi)                              all investments in foreign Affiliates of the Person and unconsolidated domestic Affiliates of the Person;

all as calculated for ESC and its Subsidiaries on a consolidated basis.

(hh)                          “TIF Documents” means, collectively, those certain documents which govern the tax increment financing facility between Borrower and the City of Madison which are to be entered into after the date of this Agreement in form and substance reasonably satisfactory to Lender.

(ii)                                  “Total Liabilities” means, as to any Person, all items which would be classified as liabilities on the consolidated balance sheet of such Person and its Consolidated Subsidiaries, calculated for ESC and its Subsidiaries on a consolidated basis.

2.                                      CONSTRUCTION LOAN

(a)                                 Agreement to Lend and Borrow.  Subject to the terms and conditions of this Agreement, Lender agrees to lend to Borrower, and Borrower agrees to borrow from Lender, a sum not to exceed the principal amount of the Construction Note minus the face amount of the Letter of Credit, during the term of this Agreement and the Construction Note; and Borrower agrees to make payments in accordance with the terms of the Construction Note and this Agreement.

(b)                                 Purpose.  Subject to the terms and conditions of this Agreement, upon execution of the Loan Documents, Borrower is authorized to request advances of the Construction Loan to fund the costs of Construction of the Project.  All requests for advances shall be in accordance with the Project Budget.  Borrower shall complete Construction of the Project in substantial accordance with the Plans and Specifications and will be solely responsible for such completion.

(c)                                  Payments.  Borrower will commence payment of monthly installments of interest and, if required under the Construction Note, principal, at the time such payments are scheduled to commence under the Construction Note, notwithstanding the fact that undisbursed Loan Proceeds may be retained in Borrower’s Loan Account at that time.  Borrower and Lender agree that monthly payments of interest due under the Construction Note shall be paid from the Interest Reserve so long as there are sufficient funds therein.  At such time as the Interest Reserve is at $0, interest due under the Construction Note shall be paid as set forth therein.

(d)                                 Additional Funding Requirements.  In addition to all other conditions to funding set forth in this Agreement and other Loan Documents, Lender shall have no obligation to fund any costs of Construction until (1) Lender and/or its consultants have reviewed and approved all Plans and Specifications, construction contracts, builder’s risk insurance, the Project Budget and environmental testing and related reports concerning the Project, and (2) Borrower’s Equity Contribution (excluding the TIF Funds) has been fully used to fund the acquisition of the Property and costs of Construction in accordance with the Project Budget.

3.                                      BORROWER’S LOAN ACCOUNT.

(a)                                 Deposit of Funds to Borrower’s Loan Account.  Upon execution of this Agreement and as a condition to Lender’s initial advance of Loan Proceeds, Borrower shall satisfy Borrower’s Equity Contribution by (1) depositing funds with Lender, or (2) providing Lender with written evidence of the costs of acquisition and Construction (as approved by Lender) paid by Borrower and evidence of availability of the TIF Funds.  The cash component of Borrower’s Equity Contribution will be disbursed before any of the Loan Proceeds.

(b)                                 Security for Due Performance.  Subject to the provisions of this Agreement, Borrower irrevocably assigns to Lender, as security for the obligations secured by the Mortgage and Borrower’s due performance of this Agreement and for any other obligations of Borrower to Lender, Borrower’s Loan Account and all moneys placed in that account, including but not limited to amounts that may be subsequently deposited in the account by Borrower or Lender.

(c)                                  Charges to Loan Account.  All Loan Proceeds disbursed or paid from Borrower’s Loan Account will be charged to Borrower’s Loan Account and will bear interest at the rate provided in the Construction Note as of the date disbursed or paid.

(d)                                 Deductions from Loan Account; Reimbursement.  Lender may, but shall not be required to, deduct unpaid monthly interest payments and any unpaid escrow payments from Borrower’s Loan Account.  Lender may bill Borrower for amounts so deducted, and Borrower shall reimburse Borrower’s Loan Account within ten (10) days after that billing.  Notwithstanding the foregoing, until such time as the Interest Reserve is at $0, interest payments due under the Construction Note shall be paid from the Interest Reserve.

(e)                                  Supplemental Payments to Loan Account.  If Lender reasonably determines that the remaining Loan Proceeds are insufficient to fully pay all of the unpaid costs of Construction as set forth in the Project Budget and estimated expenses of completion, including all soft costs, Borrower shall deposit with Lender in Borrower’s Loan Account, within thirty (30) days after Lender’s demand, sufficient funds as reasonably determined by Lender to permit Lender to pay these costs and expenses.  At no time shall the outstanding principal balance of the Construction Loan exceed 80% of the costs of Construction.

4.                                      REPRESENTATIONS AND WARRANTIES.  In order to induce Lender to make advances of the Construction Loan, Borrower represents and warrants to Lender that:

(a)                                 Organization of Borrower.  Borrower is a limited liability company duly organized and validly existing under the laws of the State of Wisconsin and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership of its properties requires such qualification, except where the failure to be so qualified and in good standing could not reasonably be expected to have a material adverse effect on the financial condition or business operations of Borrower.  Borrower has no subsidiaries.

(b)                                 Authorization and Binding Effect as to Borrower.  The execution and delivery to Lender of the Loan Documents to which Borrower is a party, and the performance by Borrower of its obligations thereunder, are within its power and have been duly authorized by proper corporate or limited liability company action, as the case may be, on the part of Borrower, are not in violation of any existing law, rule or regulation of any governmental agency or authority, any order or decision of any court, the organizational documents of Borrower, or the terms of any agreement, restriction or undertaking to which Borrower is a party or by which it is bound, and do not require the approval or consent of any governmental body, agency or authority or any other person or entity, except, as to all statements above, where any such violation or failure to obtain approvals or consents could not reasonably be expected to have a material adverse effect on the financial condition or business operations of Borrower.  The Loan Documents to which Borrower is a party, when executed and delivered to Lender, will constitute the legal, valid and binding obligations of Borrower enforceable in accordance with their terms, except as limited by bankruptcy, insolvency or similar laws of general application affecting the enforcement of creditor’s rights.

(c)                                  [Intentionally Omitted].

(d)                                 Litigation.  Except as previously disclosed in writing to Lender, there is no legal or regulatory proceeding or investigation pending or, to the knowledge of Borrower, threatened (or any basis therefor) against Borrower, Guarantor, the Property or the Project, which, when and however decided, could have a material adverse effect on the condition or business of Borrower, Guarantor or their respective ability to perform their obligations under the Loan Documents.

(e)                                  No Burdensome Agreements.  Borrower is not a party to or bound by any agreement, instrument or undertaking, or subject to any other restriction (1) which materially adversely affects or, with the passage of time or providing of notice, or both, so affect the Property (taken in the aggregate), financial condition or business operations of Borrower, or (2) under or pursuant to which Borrower is or will be required to place (or under which any other person has the current right to place) a lien upon any of its properties securing indebtedness to Lender either upon demand or upon the happening of a condition, with or without such demand, other than agreements for construction work on the Project which result in a statutory right to file a lien against the Project pursuant to any applicable construction lien laws.

(f)                                   Ownership of Property.  Borrower is the owner in fee simple of the Property and the Project and said ownership is not and will not be subject to any mortgage, charge, encumbrance, lien or claim for lien of any kind or nature whatsoever except for Permitted Liens.

(g)                                  Utilities.  All utility services and facilities (whether public or private) necessary for the construction and operation of the Project, including, without limitation, electric, gas, sewer, water and telephone are available or will be available prior to completion of Construction of the Project.

(h)                                 Access.  All streets adjacent to the Property have been completed, are serviceable and are adequate to serve the Project and all streets to be dedicated have been dedicated and accepted.

(i)                                     Compliance.  The Property, the Construction of the Project, the Project and the use of the Project for its intended use are and will remain in compliance with all applicable zoning, building, subdivision, health, traffic, environmental, safety and other laws, regulations and ordinances and any private covenants and restrictions applicable to the Property and the Project.  Borrower has or will have and maintain all permits and licenses necessary or required for the Construction and use of the Project and the Property.

(j)                                    Plans and Specifications.  The Plans and Specifications provided or to be provided by Borrower to Lender pursuant to Section 6(b)(1) of this Agreement, are (or will be at the time provided to Lender) accurate and complete in all material respects for the then contemplated stages of construction and adequate for the then contemplated stages of construction of the Project.

(k)                                 Construction of Improvements.  The entire Project will be constructed within, and on property contiguous, to the site boundaries of the Property.  The Project will be constructed in compliance with, and without encroaching upon, any easements, setbacks or other restrictions affecting the Property.

(l)                                     Financial Statements and Projections.  All projections and budgets, including the Project Budget, provided by Borrower and Guarantor to Lender were prepared in good faith based on reasonable assumptions for which Borrower has no knowledge that would render such assumptions unreasonable.  All financial statements provided to Lender were prepared in accordance with industry standard accounting principles, consistently applied, subject to normal year-end and adjustments, and accurately reflect in all material respects the financial condition of Borrower and Guarantor, respectively, as of the date thereof and for the period ended as of such date.

(m)                             No Insolvency or Bankruptcy.  No insolvency or bankruptcy proceeding is pending against Borrower or Guarantor, and to Borrower’s knowledge, no Event of Default exists under the terms of this Agreement or any other Loan Document and no event or act has occurred, or condition exists, which with the giving of notice or the passage of time would constitute an Event of Default under the terms of this Agreement or any other Loan Document.

(n)                                 No Material Adverse Change.  No material adverse change has occurred with respect to the Project or the Property, or in the business condition or financial prospects of Borrower or Guarantor since the date of the latest financial statements delivered by Borrower or Guarantor, respectively, to Lender.

(o)                                 No Casualty.  No fire, vandalism or other casualty resulting in damage in excess of $500,000 to the Project or the Property has occurred.

(p)                                 USA Freedom Act.  Neither Borrower nor Guarantor is in violation of the USA Freedom Act—Public Law 114-23 nor any other statutes and orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of such act.

(q)                                 Representations and Warranties Continuous.  The foregoing representations and warranties, as well as the facts contained in the Recitals, shall be continuing in nature and shall be true and correct as of the date made, at the date of the initial advance and at the dates of all subsequent advances of Loan Proceeds.

5.                                      LETTER OF CREDIT.  Subject to the terms of this Agreement, Lender has issued the Letter of Credit upon the following conditions:

(a)                                 The Letter of Credit Documents shall be a part of the Loan Documents;

(b)                                 Each draft paid by Lender under the Letter of Credit shall be deemed an advance which shall be repaid by Borrower in accordance with the provisions of the Letter of Credit Documents;

(c)                                  In connection with the Letter of Credit, Borrower shall pay all fees as Lender may from time to time customarily charge in accordance with Lender’s published schedule of fees in effect from time to time, which fees shall be due and payable on demand by Lender;

(d)                                 In the event of a conflict between the terms of the Letter of Credit Documents and the Loan Documents, the Loan Documents shall control;

(e)                                  Notwithstanding any provision contained in this Agreement or any Letter of Credit Document to the contrary, upon the occurrence and during the continuance of any Event of Default under this Agreement, at Lender’s option and without demand or further notice to Borrower, an amount equal to the aggregate undrawn face amount of all Letters of Credit then outstanding shall be deemed (as between Lender and Borrower) to have been paid or disbursed by Lender (notwithstanding that such amounts may not in fact have been so paid or disbursed by Lender) under the Construction Note, which shall be immediately due and payable.  In lieu of the foregoing, at the election of Lender, Borrower shall, upon Lender’s demand, deliver to Lender cash, or other collateral acceptable to Lender in its sole and absolute discretion, having a value equal to 105% of the aggregate undrawn face amounts of all outstanding Letters of Credit.  Any such collateral and/or any amounts received by Lender shall be held by Lender in a separate account at Lender appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by Lender as collateral security for the payment of the Construction Loan, and Borrower hereby grants a security interest to Lender in such cash collateral account.  Such amounts shall not be used by Lender to pay any amounts drawn or paid under or pursuant to any Letter of Credit, but may be applied to reimburse Lender for drawings or payments under or pursuant to the Letters of Credit which Lender has paid, or if no such reimbursement is required to the payment of the Construction Loan as Lender shall determine.  Any amounts remaining in any cash collateral account established pursuant hereto after the payment in full of all of the indebtedness under the Construction Loan and the expiration or cancellation of all of the Letters of Credit shall be returned to Borrower (after deduction of Lender’s expenses, if any); and

(f)                                   The face amount of the Letter of Credit shall reduce, dollar for dollar, the amount available for borrowing under the Construction Loan.

6.                                      CONDITIONS OF BORROWING.

(a)                                 Conditions Precedent.  In addition to any other conditions set forth in this Agreement, Lender will not be required to make advances of Loan Proceeds unless the conditions set forth in this Section 6 have been completed to the satisfaction of Lender.  Lender may, in its discretion, make advances before any such condition is met without waiving its right to require that condition be met before any additional advance is made.

(b)                                 Items to be Furnished by Borrower.  Prior to the initial funding of the Construction Loan (unless otherwise noted), Borrower must furnish to Lender, in form and substance acceptable to Lender:

(1)                                 Plans and Specifications for the first stage of Construction on the Property.  The Plans and Specifications must be executed by Borrower, the architect or engineer responsible for the same, and the general contractor.

(2)                                 A fully executed copy of the Lease, and a fully executed Subordination Agreement between Borrower, Lender and Tenant.

(3)                                 An executed copy of the architect’s agreement between Borrower and its architect.

(4)                                 An executed copy of a stipulated sum or guaranteed maximum price contract between Borrower and its general contractor and a copy of the Project Budget submitted to and approved by Lender.

(5)                                 Borrower’s or general contractor’s affidavit, setting forth:  the name and address of each contractor, subcontractor, person, firm, corporation, or other entity furnishing materials or performing labor in the Construction that have been retained as of the date of such affidavit; and the amount of each subcontract entered into in connection with the Construction.  Borrower agrees to supplement such statement on a per draw basis, as additional subcontractors or other parties are retained to furnish materials or perform labor in the Construction.

(6)                                 A current ALTA survey of the Property, certified by a registered surveyor acceptable to Lender, in a form satisfactory to Lender, showing:  (i) the perimeters of the Property and the bearing and dimensions of such perimeters, the location of all improvements on the Property, the distance of the improvements from the perimeters, the location of all easements and other matters of record affecting the Property, and the location of adjacent streets and of adjacent property with access to the Property; and (ii) such other documentation as may be necessary to cause the company issuing the title policy under Subsection 6(b)(9) below to remove standard survey exceptions from its title commitment or issue any endorsement requested by Lender.

(7)                                 Satisfactory evidence, in Lender’s reasonable determination, of compliance, with respect to both present and contemplated future uses to the extent available, with all applicable zoning laws, regulations, ordinances and codes.

(8)                                 A policy or policies of title insurance on the Property written by a title insurance company acceptable to Lender on a current ALTA form in the total face amount equal to the principal amount of the Construction Loan, insuring Lender that the Mortgage is a first lien on the marketable fee simple title to the Property subject only to Permitted Liens.  The policy shall provide that the title insurance company will warrant the Property insured to be free and clear of mechanic’s liens before each construction draw.  Lender may require endorsement of the policy in connection with any disbursement subsequent to the original disbursement.

(9)                                 An MAI appraisal issued by an appraiser approved by Lender and in form and content acceptable to Lender, with an “as-completed” fair market value of the Property acceptable to Lender and evidencing that the loan-to-value ratio is not greater than 101%.

(10)                          The Loan Documents duly and validly executed and delivered by Borrower or such other person or entity as may be appropriate, in recordable form where appropriate.  The Loan Documents consist of the following:

(a)                                 This Agreement;

(b)                                 Note;

(c)                                  Mortgage;

(d)                                 Disbursing Agreement;

(e)                                  Assignment of Contracts;

(f)                                   Environmental Indemnity Agreement;

(g)                                  Hedging Agreements (if applicable);

(h)                                 Assignment of Leases;

(i)                                     Letter of Credit Documents; and

(j)                                    The Guaranty.

(11)                          All insurance policies and endorsements required by this Agreement or any other Loan Document, accompanied by evidence of payment of the premiums for such policies.

(12)                          An environmental report, in form and substance reasonably acceptable to Lender, from an environmental engineer or company satisfactory to Lender.

(13)                          A copy of Borrower’s and Guarantor’s organizational documents and consent resolutions authorizing, in the case of Borrower, the Construction Loan and in the case of the Guarantor, the Guaranty.

(14)                          The loan commitment fee in the amount of One Hundred Twenty-Five Thousand and 00/100 Dollars ($125,000.00) payable upon execution of this Agreement.

(15)                          Such other documentation as Lender may deem reasonably necessary or appropriate to evidence the intent or effectuate the purpose of this Agreement.

7.                                      DISBURSEMENTS OF CONSTRUCTION LOAN.

(a)                                 Advances.  Loan Proceeds will be disbursed in several advances in accordance with this Agreement and the terms, conditions and procedures contained in the

Disbursing Agreement attached as Exhibit B to this Agreement; provided, however, at Lender’s discretion and at Borrower’s expense, an inspector hired by Lender shall certify to Lender upon inspection (which inspections shall occur no more frequently than one per each Draw Request) that (i) Construction is in accordance in all material respects with the Plans and Specifications, and (ii) the anticipated cost of Construction is consistent with the statements of costs of Construction set forth in the Project Budget.  Borrower agrees that:  (1) all of the Loan Proceeds disbursed by Lender (including amounts payable to and deducted by Lender) will constitute part of the Construction Loan evidenced by the Note; and (2) interest will be computed on the Loan Proceeds as prescribed by the Note from the date Borrower’s Loan Account is charged with the amount of the Loan Proceeds advanced, whether or not the advance is fully disbursed or is withheld in part as provided under this Agreement.

(b)                                 Right to Withhold Payment of Draw Requests.  If Lender reasonably determines that the quality or value of the work performed or the material furnished as represented by a Draw Request delivered to Lender does not correspond, in any material respect, with the actual work performed or the materials actually furnished, Lender will notify Borrower of its objection to such payment and may withhold payment of the Draw Request until the objection is corrected to the reasonable satisfaction of Lender; provided, that Lender may not raise an objection if the work performed or the materials provided are in compliance in all material respects with the Plans and Specifications as provided to Lender to date.  If the objection is not corrected within ten (10) days after the date that Borrower is notified of Lender’s objection, the funds withheld may be credited to Borrower’s Loan Account and the payment thereof deleted from the Draw Request.

(c)                                  Permits.  A copy of each building permit or other approval or agreement required by any governmental authority to commence the then contemplated stage of the Construction in accordance with the Plans and Specifications, including but not limited to the foundation permit and the erosion control permit, or evidence acceptable to Lender assuring that all necessary permits and approvals will be obtained when required without delaying completion shall be provided prior to the first draw of hard construction costs pursuant to the Disbursing Agreement.  Further, a final building permit shall have been provided to Lender on or before April 30, 2018.

(d)                                 Items to be Provided Before Final Disbursement.  Before the final disbursement of Loan Proceeds, Lender must be satisfied that Construction was completed in compliance with the Plans and Specifications in all material respects, and Borrower must submit to Lender:

(1)                                 All permits necessary for use of the Project;

(2)                                 Issuance of a date down endorsement by the Title Company in form and substance reasonably satisfactory to Lender and that no change of record title has occurred;

(3)                                 A certificate from Borrower’s architect or engineer satisfactory to Lender indicating that Construction has been completed as provided for in the Plans and Specifications in all material respects;

(4)                                 A statement, certified by Borrower showing the total costs of Construction;

(5)                                 An “as-built” survey of the Project, certified by a registered surveyor acceptable to Lender, in a form satisfactory to Lender, showing (i) the location of all improvements on the site of the Project, and (ii) shows all information required by Section 6(b)(7) of this Agreement.

(e)                                  Notice of Changes.  Borrower will deliver to Lender revised statements of estimated costs of Construction showing changes in or variations from the original estimate, with the next Draw Request after those changes are known to Borrower.  However, revised statements are only required to cover changes involving amounts that individually exceed One Hundred Thousand and 00/100 Dollars ($100,000.00) or, in the aggregate, Five Hundred Thousand Dollars ($500,000.00), and Borrower may reallocate cost savings under One Hundred Thousand Dollars ($100,000) from any budget line item to another line item without the prior consent of Lender.

8.                                      COVENANTS OF BORROWER.  Borrower agrees and promises that:

(a)                                 Expeditious Completion.  Except as permitted by Section 7(a) above, Borrower will expeditiously complete the Construction in a good and workmanlike manner, in accordance with the Plans and Specifications and all applicable statutes ordinances and regulations in all material respects, and any restrictions of record.  Borrower shall promptly correct any material defects in the Construction which deviate in any material respect from the Plans and Specifications, which the Lender, in its sole discretion, reasonably requires.

(b)                                 No Material Changes Without Consent.  Once the complete and final Plans and Specification are provided to Lender, Borrower will not make or consent to any material modifications in the Plans and Specifications, without the prior express written consent of Lender, Lender acknowledging that the Plans and Specifications will evolve and change during the initial stages of Construction and will not be deemed final and complete until Borrower and Lender mutually agree.  Borrower shall not, without the prior consent of Lender, make or consent to any material modifications in the terms of the primary construction contract with the general contractor relating to Construction after the contract has been submitted to Lender.  In addition, Borrower may make such changes to the Plans and Specifications (in accordance with this Loan Agreement) as required under the Lease.

(c)                                  Discharge of Claims.  Borrower will discharge all claims for labor performed and materials, equipment, and services furnished in connection with the Construction to the extent they are not paid from the Loan Proceeds; provided that Borrower is not required to discharge claims if Borrower diligently contests such claims in good faith and by appropriate proceedings and provides adequate reserves for the payment of same on its books.

(d)                                 Avoidance of Liens.  Borrower will take all reasonable steps to forestall any lien claims against:  (1) the Property, any part thereof, or any right or interest appurtenant thereto; (2) any personal property and fixtures located or used in connection with the Property and owned by Borrower; and/or (3) the Loan Proceeds.  Upon demand by Lender, Borrower will make such demand or claims upon laborers, materialmen, subcontractors, or other persons who have furnished or claimed to have furnished labor, services or materials in connection with Construction as Lender may reasonably require.  However, nothing in this Agreement requires Borrower to pay any claim for labor, services or materials that Borrower in good faith disputes and that Borrower, at its own expense, is currently and diligently contesting; provided, however, that if required by Lender, Borrower will, after the filing of any claim of lien that is disputed or contested by Borrower and prior to any subsequent disbursement or advance of the Construction Loan, obtain and record a surety bond sufficient to release said claim of lien.

(e)                                  Insurance Coverage.  Borrower shall maintain or cause to be maintained in effect and furnish Lender with insurance policies and proof of payment of the following insurance coverages:

(1)                                 Prior to the commencement of construction of vertical improvements and at all times during the process of construction of vertical improvements, a policy of builder’s risk and/or property insurance on a completed value non-reporting form of fire, extended coverage, vandalism and malicious mischief hazard insurance (including flood insurance if the Property is in a flood plain), covering the Project in at least the amount of the Construction Note, with loss payable endorsements in favor of Lender or its assigns, with such other or special coverages as Lender, in its discretion may reasonably require, including but not limited to contractor’s multiple perils and commercial general liability coverages.  Borrower shall provide Lender with immediate written notice if the foregoing coverage is terminated or threatened to be terminated.

(2)                                 Upon completion of Construction of the Project, fire, extended coverage, and vandalism and malicious mischief hazard insurance (including flood insurance), in an amount equal to the replacement value of the Project, with loss payable endorsements in favor of Lender or assigns, and such other or special coverages (including commercial general liability coverage) as Lender may in its discretion reasonably require.  Borrower shall provide Lender with immediate written notice if the foregoing coverage is terminated or threatened to be terminated.

(3)                                 Commercial general liability insurance against claims for bodily injury or death to property suffered by others occurring in or about the Property to afford protection to the limit of not less than One Million Dollars ($1,000,000.00) per occurrence primary coverage and Two Million Dollars ($2,000,000.00) umbrella policy.

(4)                                 All other insurance coverages relating to the Property and the Project as required by this Agreement, the Loan Documents or as otherwise reasonably requested by Lender.

(f)                                   Payment and Escrow of Taxes and Assessments.  Borrower shall pay and discharge, or cause to be paid and discharged, when due, all taxes, assessments and other governmental charges upon the Project as well as claims for labor and materials which, if unpaid, might become a lien or charge upon the Property.  However, a tax, assessment, government charge or construction lien claim need not be paid as long as both:  (1) Borrower is contesting such payment in good faith by appropriate proceedings which will avoid foreclosure of liens securing such items; and (2) sufficient funds are deposited with Lender to assure prompt disposition of such claims and protection of Lender’s interests.  At the request of Lender, upon the occurrence of an Event of Default, or as otherwise set forth herein, Borrower shall pay, or shall cause Guarantor to pay, to Lender in escrow an amount (in monthly fractional payments), which Lender estimates to be sufficient to enable Lender to pay at least thirty (30) days before they become due all taxes, assessments, and other similar charges levied against the Property.  In such event, upon demand, Borrower will pay, or cause Guarantor to pay, to  Lender such additional amounts as are necessary to enable Lender to pay these items in full when due.  Lender may commingle escrowed funds with Lender’s general funds.  No interest will be paid on escrowed funds.  Lender shall not be obliged to make a payment for each purpose more than once a year.  Lender may make such payments by delivering a check to Borrower that is made payable to the order of the appropriate tax collecting authority or official or insurer.  Borrower will pay or cause Guarantor to pay any amount by which the actual taxes or assessments exceed the amount collected in escrow by Lender.  Lender will have no liability for under-estimating any such amounts.

(g)                                  Interest Reserve.  Lender and Borrower agree that the Interest Reserve shall be established and funded from time to time with Loan Proceeds.  Monthly payments of interest due under the Construction Note shall be paid from the Interest Reserve.  To the extent the Interest Reserve is insufficient to pay any required interest payment, Borrower shall make such monthly payment of interest (as required under the Construction Note).

(h)                                 Use of Proceeds.  Borrower will use the proceeds of all disbursements from Borrower’s Loan Account solely for payment of costs incurred in connection with the acquisition, construction and development of the Project, as shown on the statements of estimated costs in the Project Budget delivered to and approved by Lender.

(i)                                     Annual Financial Statements.  Borrower shall cause ESC to make available to Lender on an annual basis, within 90 days after the end of each fiscal year, commencing with the fiscal year ending December 31, 2017, a balance sheet of ESC as of the close of such fiscal year and related statements of income, retained earnings and cash flows for such year, setting forth in each case in comparative form corresponding figures from the preceding annual audit, all in reasonable detail and satisfactory in scope to Lender, prepared by a firm of independent certified public accountants selected by ESC and satisfactory to

Lender, Lender hereby agreeing that the accounting firm of BDO is satisfactory to Lender.  ESC’s annual statements will be available on ESC’s website after they are filed with the Securities and Exchange Commission.  Such annual statements shall be accompanied by the unqualified opinion of such accountants to the effect that such audited financial statements were prepared in accordance with GAAP and fairly present the financial condition and results from operations of the Company as of such date and for such fiscal year.  ESC shall prepare computations which will show whether or not Borrower is in compliance with the financial covenants contained in subsections 8(o) and 8(p) of this Agreement.  All such financial statements, and the financial statements described in subsection (j) below, shall be made available in consolidated and consolidating form for ESC and all consolidated subsidiaries which it may at the time have.

(j)                                    Interim Financial Statements.  ESC shall furnish to Lender within 40 days after the end of each fiscal quarter of each fiscal year a balance sheet of ESC as of the end of each such period and related statements of income, retained earnings and cash flows for the period from the beginning of the fiscal year through the end of such fiscal quarter, prepared in the manner set forth in subsection (i) hereof for the annual statements, reviewed by a firm of independent certified public accountants selected by ESC and satisfactory to Lender, Lender hereby agreeing that the accounting firm of BDO is satisfactory to Lender.  ESC’s quarterly statements will be available on ESC’s website after they are filed with the Securities and Exchange Commission.

(k)                                 [Intentionally Omitted].

(l)                                     Projections.  ESC shall furnish to Lender, no later than 90 days after the last day of each fiscal year, the annual projections for ESC and its consolidated subsidiaries (on a consolidated and consolidating basis) for the next fiscal year in form and detail reasonably satisfactory to Lender.

(m)                             Other Indebtedness.  Except as set forth on Schedule 8(m), Borrower shall not assume, incur or permit to exist any indebtedness for borrowed money or the deferred purchase price of property, excluding trade credit which is not more than ninety (90) days past due and obligations under the TIF Documents.

(n)                                 No Guaranties.  Except as set forth on Schedule 8(n), Borrower shall not assume or guarantee the payment of any indebtedness or other obligation of any other person or entity to any third-party, other than guaranties in favor of Lender and obligation under the TIF Documents.

(o)                                 Minimum Tangible Net Worth.  Borrower shall not permit Tangible Net Worth, on a consolidated basis for ESC and its consolidated subsidiaries, to be less than $225,000,000 as of the last day of any fiscal quarter.

(p)                                 Minimum Liquidity.  ESC shall, as of the end of each fiscal quarter, maintain cash, marketable securities, mutual funds, money market accounts, and managed investment accounts containing long positions in marketable stocks, rated corporate and municipal bonds, in each case which are owned (legally and beneficially) by Borrower and/or ESC free and clear of all liens, charges, and encumbrances equal to or greater than 50% of ESC’s consolidated negative EBITDA for the trailing twelve-month period ending on the last day of such fiscal quarter. Notwithstanding the foregoing, Borrower and Lender agree that the covenant set forth in this subsection (p) shall not be tested at the end of any fiscal quarter in which ESC’s consolidated EBITDA is greater than $0 on a trailing twelve month basis.

(q)                                 Deposit Accounts.  Borrower shall have established, and shall at all times during the term of the Construction Loan maintain its primary deposit accounts with Lender.  To secure Borrower’s obligations under the Construction Note, Borrower grants Lender a security interest in all of its accounts maintained with Lender.

(r)                                    Distributions, Loans and Advances.  Borrower shall not make any distribution, loan or advance to a member, shareholder or third party without the prior written consent of Lender; provided,  however, with the prior written consent of Lender and subject to subsection (s) below, Borrower may make loans and advances and distributions on account of any of its membership interests so long as no Event of Default exists or would be created by the making of any such payment.

(s)                                   Capital Contribution.  Borrower has contributed capital to the Project in the form of cash or unencumbered readily marketable assets (or had paid development expenses out of pocket) of at least fifteen percent (15%) of the Project’s appraised “as completed” value (the “Capital Contribution”), and the Capital Contribution was made prior to any advance hereunder.  Borrower agrees that the Capital Contribution by Borrower or all capital internally generated by the Project, must remain in the Project until the loan is converted to permanent financing or is sold or paid in full.

(t)                                    Liens.  Borrower shall not create, assume or permit to exist any Lien  upon any of its property or assets in which Lender has a Lien, whether now owned or hereafter acquired, except Permitted Liens.

9.                                      DEFAULT.

(a)                                 Events of Default.  Occurrence of any of the following events is an “Event of Default” for purposes of this Agreement:

(1)                                 Default in Payment.  Borrower shall fail to pay (a) any principal or interest due on the Construction Note when due thereunder and such failure continues for five (5) days or (b) any other amount payable hereunder or under any other Loan Document and such failure continues for five (5) days after written notice from Lender to Borrower.

(2)                                 Default in Performance of Other Agreements.  Except as otherwise provided in this Agreement, (a) a default by Borrower in the performance or observance of any of the agreements, covenants, conditions, provisions or terms set forth in Subsections 8(a), 8(b), 8(g) or 8(l) of this Agreement and such failure continues for thirty (30) days after written notice of such default from Lender to Borrower; and (b) a default by Borrower in the performance or observance of any of the other agreements, covenants, conditions, provisions or terms set forth in this Agreement or any other Loan Document and such failure continues for thirty (30) days; provided, however, in the event such failure takes longer than thirty (30) days to cure, and so long as Borrower is pursuing such cure, Borrower shall have up to sixty (60) days to cure such default.

(3)                                 Representations or Statements False.  Any representation or warranty made by Borrower in this Agreement or in any certificate or credit or security instrument delivered pursuant hereto, or any financial statement delivered to Lender, shall prove to have been false in any material respect as of the time when made or given and Borrower knew or should have known that the representation was false.

(4)                                 Default on Other Obligations.  (a) an “Event of Default” (as defined therein) occurs under the ESC Loan Agreement or (b) to the extent applicable, Borrower shall fail to pay all or any part any rentals due under any lease or sublease, and such default shall not be cured within the period or periods of grace, if any, specified in the instruments governing such obligations, which failure to pay has a material adverse impact upon the financial condition of Borrower, unless the failure to pay is being contested in good faith.

(5)                                 Judgments.  (a) a final non-appealable judgment shall be entered against Borrower in excess of the sum of One Hundred Thousand Dollars ($100,000.00) and shall remain outstanding and unsatisfied, unbonded, or unstayed after sixty (60) days after the date of entry of the judgment or (b) a final non-appealable judgment shall be entered against ESC and shall remain outstanding and unsatisfied, unbonded, or unstayed after sixty (60) days after the date of entry of the judgment, which after taking into account any payment made with respect thereto, shall cause the Borrower to be in violation of Section 8(o) hereof.

(6)                                 Bankruptcy; Insolvency.  Borrower or Guarantor (subject to replacement as described in Section 9(a)(12) below) shall (i) become insolvent; or (ii) be unable, or admit in writing its inability to pay its debts as they mature; or (iii) make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its property; or (iv) become the subject of an “order for relief” within the meaning of the United States Bankruptcy Code, which is not released or dismissed within ninety (90) days; or (v) file an answer to a creditor’s petition (admitting the material allegations thereof) for liquidation, reorganization, or to effect a plan or other arrangement with creditors; or (vi) apply to a court for the appointment of a receiver for any of its assets; or (vii) have a receiver appointed for any of its material assets (with or without its consent); or (viii) otherwise become the subject of any insolvency or debtor relief proceedings under federal or state law which is not released or dismissed in ninety (90) days.

(7)                                 Validity.  This Agreement, the Note, a Guaranty or any other Loan Document shall, at any time after their respective execution and delivery, and for any reason, cease to be in full force and effect or shall be declared null and void by any entity other than Lender, or be revoked or terminated by any party other than Lender, or the validity or enforceability thereof or hereof shall be contested by Borrower, Guarantor or any member thereof.

(8)                                 Default by Guarantor.  Guarantor shall be in default in the performance or observance of obligations Guarantor owes to Lender under its Guaranty and the default shall not be cured within the period or periods of grace, if any, specified in the Guaranty.

(9)                                 Abandonment of Work.  Work on the Project is substantially abandoned, unreasonably delayed, or discontinued for a period of thirty (30) days for reasons other than those beyond the control of Borrower or in any event a delay in the construction of the Project so that the same, in Lender’s reasonable judgment, could not reasonably be expected to be completed on or before the Completion Date, other than a delay resulting from strikes, acts of God, adverse weather conditions or other occurrences beyond the control of Borrower (it being understood that a delay caused by an insufficiency of funds shall not be deemed to be beyond the control of Borrower).

(10)                          Insufficient Funds.  Subject to Section 3(e), Lender reasonably determines that the remaining Loan Proceeds of the Construction Loan are insufficient to fully pay all of the unpaid costs of Construction of the Project, and Borrower fails to deposit with Lender, within fifteen (15) days after demand, sufficient funds as determined by Lender to permit Lender to pay those costs.

(11)                          Injunctions.  Borrower, the Construction or the Project become the subject of any restraining order or injunction which is not dismissed within sixty (60) days of the issuance thereof.

(12)                          Dissolution.  Borrower is dissolved.

(13)                          Disapproval.  The failure of Borrower to commence correction of any material defects in the Construction which deviate in any material respect from the Plans and Specifications to the reasonable satisfaction of Lender within 30 days after written notice from Lender and diligently complete the same.

(14)                          Termination of Contracts.  The termination of the construction contract with the general contractor or the termination of the architect’s agreement, in each case without the prior written consent of Lender and such contract or agreement is not replaced with an agreement acceptable to Lender in its reasonable discretion with 45 days of such termination.

(b)                                 Recourse Available to Lender.  Without limiting the rights and remedies of Lender in the Note, Mortgage or other Loan Documents, Lender may, at its option during the continuance of an Event of Default, do any or all of the following, unless the Event of Default is subsequently waived in writing by Lender:

(1)                                 Without further notice to Borrower, suspend its obligation to make advances under this Agreement.

(2)                                 Without further notice to or demand on Borrower, terminate its obligation to make advances under this Agreement and declare the entire unpaid principal balance of the advances made under this Agreement immediately due and payable, together with accrued and unpaid interest on such advances and any other amounts due Lender in connection with the Construction Loan.

(3)                                 Exercise all other enforcement remedies specified in the Loan Documents, including, but not limited to, the right to foreclose the Mortgage.

(c)                                  Completion of Project.  If an Event of Default occurs, or if Borrower for any reason discontinues Construction under this Agreement for a period in excess of 30 consecutive days, Lender may (but shall not be obligated to) take over and complete Construction in accordance with Plans and Specifications with such changes as Lender reasonably deems appropriate, all at the risk, cost and expense of Borrower.  In that event, Lender may, in its reasonable judgment:  (1) assume or reject any contract entered into by Borrower in connection with the Construction; (2) enter into additional or different contracts for services, labor and materials it deems necessary to complete the Construction; and (3) pay, compromise and settle all claims in connection with the Construction.  All sums (including reasonable attorneys’ fees, charges or fees for supervision and inspection of the Construction and for any other necessary purpose in the discretion of Lender) expended by Lender in completing the Construction (whether aggregating more or less than the amount of the Construction Note) shall be deemed advances made by Lender to Borrower, and Borrower shall be liable to Lender for the repayment of such sums, together with interest on such amounts from the date of their expenditure at the interest rate specified in the Construction Note.  In its reasonable discretion, Lender may at any time abandon construction after having commenced such work, and may recommence such work at any time, it being understood that nothing in this Subsection (c) shall impose any obligation on Lender to either complete or not complete Construction.  For the purpose of carrying out the provisions of this Subsection, Borrower irrevocably appoints Lender its attorney-in-fact with full power of substitution, to execute and deliver all such documents, pay and receive such funds, and take such action as Lender may deem necessary to complete the Construction.

10.                               LOAN SALES AND PARTICIPATIONS.  At all times after completion of Construction, Borrower agrees that Lender may elect, at any time, at Lender’s sole cost and expense and upon prior notice to Borrowers (which notice shall not be required while an Event of Default exists), to sell, assign, or grant participations in all or any portion of its rights and obligations under the Loan Documents and this Agreement, and that any such sale, assignment or participation may be to one or more financial institutions, private investors, and/or other entities, at Lender’s sole discretion.  Borrower further agrees that Lender may disseminate to any such actual or potential purchaser(s), assignee(s) or participant(s) all documents and information (including, without limitation, all financial information) which has been or is hereafter provided to or known to Lender with respect to:  (a) the Project and its operation; and (b) any party connected with the Construction Loan or the Revolving Loan (including, without limitation, Guarantor, Borrower, any constituent partner, shareholder, member or manager of Borrower, any other guarantor, any indemnitor and any non-borrower mortgagor).  In the event of any such sale, assignment or participation, Lender shall remain fully liable to Borrower to perform the obligations of Lender as set forth in the Loan Documents.  In connection with any such sale, assignment or participation, Borrower further agrees that the Loan Documents shall be sufficient evidence of the obligations of Borrower to each purchaser, assignee, or participant, and upon written request by Lender, Borrower shall consent to such amendments or modifications to the Loan Documents as may be reasonably required in order to evidence any such sale, assignment, or participation.  Anything in this Agreement to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Agreement, including this Section, Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from its obligations thereunder and Lender shall at all times remain in control of decision making under the Loan Documents.

11.                               MISCELLANEOUS.

(a)                                 Right to Inspect.  Lender or its agents may, upon reasonable prior notice to Borrower (or upon no notice while an Event of Default exists) at Borrower’s sole cost and expense, inspect the Project at any time during Construction, but are in no way obligated to do so and, during any such inspection, shall adhere to all safety rules and requirements as required by the Contractor.  Any inspection conducted by Lender or its agent shall be deemed to have been for Lender’s own benefit and shall in no way be construed to be for the benefit of or on behalf of Borrower.  Borrower will not have, and hereby specifically waives, any right to rely in any way upon such appraisals, inspections or determinations of Lender.

(b)                                 Use of Consultants.

(1)                                 At any time during the term of this Agreement, Lender may retain any consulting engineer, architect, inspector and/or other consultant to perform inspections for Lender in connection with the Project, including:  (i) advising Lender whether, in the opinion of the consultant, the Plans and Specifications are satisfactory for the intended purposes thereof; (ii) making periodic inspections to assure that Construction is in accordance with the Plans and Specifications and that Borrower’s requisitions are consistent with the obligations of Borrower under this Agreement; (iii) advising Lender of the anticipated cost of Construction, the time for the completion of Construction, and the adequacy of reserves and contingencies related thereto; (iv) reviewing any proposed changes in the Plans and Specifications, and advising Lender in connection with those changes; and (v) reviewing all subcontracts entered into by Borrower or the general contractor in connection with the construction of the Project.

(2)                                 Borrower will pay the reasonable fees of any consultant retained under this subsection or reimburse Lender for any such fees paid by Lender, promptly upon being billed for such fees.  Neither Lender nor any consultant shall have any liability to Borrower arising out of:  (i) services performed by the consultant; (ii) any neglect or failure on the part of the consultant to properly perform its services; or (iii) any approval by the consultant of work on the Project.

(c)                                  Responsibility of Lender.  Until Lender takes title and possession of the Property, it is expressly understood and agreed that Lender assumes no liability or responsibility for the satisfactory completion of the Construction, for the adequacy of funds advanced by it pursuant to this Agreement to complete the Construction, or for inspection during Construction, or for any other act on the part of Borrower or persons performing the Construction.  Borrower hereby acknowledges that Lender is acting only as a lender in this transaction and is in no way:  (1) acting as a principal in the matter of the purchase or construction of the security pledged in the Mortgage; or (2) responsible for Construction.  Lender shall not be considered a principal with respect to the purchase of any goods or materials and shall not be responsible for any aspect of the Construction or procurement of lien waivers, licenses, or permits of any kind.  Lender shall have no obligation or liability to any contractor, subcontractor, laborer, materialman, or other person or lien claimant furnishing goods or services for payment under any circumstances, it being intended and agreed that such persons are not, and shall not, become beneficiaries of this Agreement in any respect.

(d)                                 Condominium Documentation.  After the date of this Agreement, Borrower, ESC and/or their affiliates (collectively, the “Borrower Parties”) intend to enter into such documents and agreements as may be necessary or desirable to subject the Property to a condominium creating two or more condominium units during the term of this Agreement (the “Condominium Transaction”).  All documents and instruments relating to the Condominium Transaction shall be in form and substance reasonably acceptable to Lender.  Prior to the completion of the Condominium Transaction, Lender agrees (a) to release Parcel B (as set forth on the survey attached hereto as Exhibit D upon repayment by the Borrower of the Loan in an amount equal to $23,000,000 and (b) to release Parcel A (as set forth on the survey attached hereto as Exhibit D upon repayment by the Borrower of the Loan in an amount equal to $118,750 per acre to be released.  Following the completion of the Condominium Transaction, Lender agrees from time to time upon written request by Borrower, to release condominium units from the Lien of the Mortgage if, at the time of any such release, the ratio of then outstanding principal balance of the Loan to the appraised value (as determined by an appraisal acceptable to Lender in its reasonable discretion) of the remaining Property subject to the Lien of the Mortgage is equal to or less than 100%.

(f)                                   Indemnification of Lender.  Borrower shall indemnify and hold Lender harmless against any and all claims, liabilities and causes of action arising in whole or in part out of any action taken by Lender in good faith under the Loan Documents, except for Lender’s recklessness or willful misconduct.

(g)                                  Availability of Remedies.  All remedies of Lender provided for in this Agreement are cumulative and shall be in addition to any and all other rights and remedies provided in the Loan Documents or by law or in equity.  The exercise of any remedy under this Agreement shall not in any way constitute a cure or waiver of default hereunder or elsewhere, invalidate any act done pursuant to any notice of default, or prejudice Lender in the exercise of any of its rights under this Agreement, unless Lender shall have realized all amounts owed to it under the Note and Mortgage.  No delay on the part of Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege constitute such waiver.

(h)                                 Benefit of this Agreement.  The provisions of this Agreement shall inure to the benefit of and be binding upon Borrower and Lender, and their respective heirs, legal representatives, successors and assigns.  However, neither this Agreement nor the Loan Proceeds may be assigned by Borrower without the prior written consent of Lender.  This Agreement is solely for the benefit of Lender, its participants, successors and assigns, and Borrower.  Nothing in this Agreement shall confer upon anyone other than Borrower or Lender, its participants, successors and assigns, any right to insist upon or to enforce the performance or observance of any of the obligations contained herein.  All conditions to the obligations of Lender to advance the Loan Proceeds and the Revolving Loan are imposed solely and exclusively for the benefit of Lender, its participants, successors and assigns.  No other person or entity shall have standing to require satisfaction of such conditions in accordance with their terms, and no other person or entity shall under any circumstances be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender at any time if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

(i)                                     Survival.  All agreements, representations, and warranties made in this Agreement shall:  (1) survive execution of this Agreement, the making of the advances by Lender, and the execution of the Note, Mortgage and other Loan Documents; and (2) continue until Lender receives payment in full for all indebtedness of Borrower incurred under the Loan Documents.

(j)                                    Applicable Law.  This Agreement shall be governed by the laws of the State of Wisconsin.

(k)                                 Time of the Essence.  Time is hereby expressly made of the essence in this Agreement.

(l)                                     Expenses and Attorneys’ Fees.  Borrower shall be responsible for the payment of all reasonable fees (including attorneys’ fees) and out-of-pocket disbursements incurred by Lender (1) in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents; (2) in connection with enforcing, protecting or obtaining advice concerning its rights under the Loan Documents (including all attorneys’ fees and costs incurred in connection with bankruptcy or insolvency proceedings affecting Borrower); and (3) in connection with any collection relating to the Loan Documents.  The foregoing covenant shall be enforceable without regard to whether or not any loan is made hereunder or is then outstanding hereunder.

(m)                             Counterparts; Amendments.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute one instrument.  This Agreement may only be amended by written agreement signed by all parties to this Agreement.

(n)                                 Severability.  Whenever possible, each provision in this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(o)                                 Notices.  All notices given under this Agreement shall be in writing and sent by hand delivery, registered or certified mail, postage prepaid, return receipt requested, or by Federal Express or other nationally recognized overnight courier addressed to the party to be so notified at its address set forth below, or to such other address as such party may hereafter specify in accordance with the provisions of this Section.  Any Notice shall be deemed to have been received:  (i) if hand delivered, when delivered, (ii) three (3) days after the date such Notice is mailed, or (iii) on the next Business Day if sent by an overnight commercial courier:

(1)                                 To Borrower:

Kyle Stacey, CPA

Vice President and Controller

Exact Sciences Corporation

441 Charmany Drive

Madison, Wisconsin 53719

(2)                                 With copies to:

Mr. David Weiss

General Capital Group

6938 N. Santa Monica Blvd

Fox Point, Wisconsin 53217

Sarah O. Jelencic, Esq.

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

(3)                                 To Lender:

Andrea Bukacek, Vice President

MB Financial Bank, N.A.

250 E. Wisconsin Avenue

Suite 1550

Milwaukee, Wisconsin 53202

(4)                                 With a copy to:

John H. Wink, Esq.

Reinhart Boerner Van Deuren s.c.

1000 North Water Street, Suite 1700

Milwaukee, Wisconsin 53202

(p)                                 Jurisdiction; Venue.  TO THE MAXIMUM EXTENT PERMITTED BY LAW, BORROWER HEREBY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND DETERMINED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF DANE, STATE OF WISCONSIN OR, AT THE SOLE OPTION OF LENDER, IN ANY OTHER COURT IN WHICH LENDER SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER AND CONTROVERSY.  TO THE MAXIMUM EXTENT PERMITTED BY LAW, BORROWER HEREBY EXPRESSLY WAIVES ANY RIGHT BORROWER MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NONCONVENIENCE OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION.

(q)                                 Waiver of Jury Trial.  LENDER AND BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY LOAN DOCUMENT OR ANY OTHER RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE FOREGOING, OR ANY COURSE OF CONDUCT, DEALING, STATEMENT (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM.  NEITHER THE LENDER NOR BORROWER SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN

WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL HAS NOT BEEN WAIVED, UNLESS A JURY TRIAL IN SUCH OTHER ACTION CANNOT BE WAIVED, IN WHICH CASE SUCH ACTIONS MAY BE CONSOLIDATED.  THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE LENDER OR BORROWER EXCEPT BY WRITTEN INSTRUMENT EXECUTED BY EACH RELEVANT PARTY.

(r)                                    Publicity.  Subject to compliance with applicable laws, Borrower agrees that Lender shall have the right to erect and maintain a sign (which shall be subject to Borrower’s reasonable approval) at the Project in a prominent location for the duration of the term of the Loan stating that Lender is providing the financing for construction of the Project.  The sign shall be furnished by Lender and the sign shall be located in a place selected by Lender, provided that such location does not interfere with performance of the construction of the Project.

[Signature Page Follows]

SIGNATURE PAGE TO CONSTRUCTION LOAN AGREEMENT

Borrower and Lender have executed this Agreement as of the date first set forth above.

BORROWER:

CG GROWTH, LLC, a Wisconsin limited liability company

By:	/s/ Jeff Elliott
Name:	Jeff Elliott
Title:	Chief Financial Officer

LENDER:

MB FINANCIAL BANK, N.A.

By:	/s/ Andrea Bukacek
Andrea Bukacek, Vice President

Exhibits:

A.                                    Legal Description

B.                                    Disbursing Agreement

C.                                    Project Budget

D                                       Survey